                                 EXHIBIT 99.5.1


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BUY REMINDER -- BRANCH LOBBY POSTER
(TO BE PLACED ON LOBBY DOORS, EASEL OR TELLER WINDOW PLACARDS)




                                 R E M I N D E R


                      IF YOU ARE INTERESTED IN SUBSCRIBING
                         FOR MAGYAR BANCORP, INC. COMMON
                          STOCK, PLEASE NOTE THAT THE
                            STOCK OFFERING EXPIRES AT
                                   12:00 NOON
                              ON DECEMBER 16, 2005.

This annoucement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.


                                   QUESTIONS?
           PLEASE CALL OUR STOCK INFORMATION CENTER AT (732) 214-2092,
      MONDAY THROUGH FRIDAY, 10:00 A.M. TO 4:00 P.M., EXCEPT BANK HOLIDAYS.

                              MAGYAR BANCORP [LOGO]

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NEWSPAPER ADVERTISEMENT AND LOBBY POSTER


                           MAGYAR BANCORP, INC. [LOGO]
                        (HOLDING COMPANY FOR MAGYAR BANK)


                             UP TO 2,277,000 SHARES
                                  COMMON STOCK


                                  $10 PER SHARE
                                 PURCHASE PRICE


Magyar Bancorp, Inc., the stock holding company for Magyar Bank, is conducting its initial public offering of common stock.


                        YOU ARE CORDIALLY INVITED. . . .

To an informational meeting to learn about the offering of Magyar Bancorp, Inc.
               common stock and the business focus of Magyar Bank


        [LOCATION]             [December ---, 2005]             [TIME p.m.]


TO MAKE A MEETING RESERVATION OR TO RECEIVE A PROSPECTUS AND STOCK ORDER FORM, YOU MAY CALL OR VISIT OUR STOCK INFORMATION CENTER, OPEN MONDAY THROUGH FRIDAY, 10:00 A.M. TO 4:00 P.M. THE STOCK INFORMATION CENTER IS LOCATED AT MAGYAR BANK'S MAIN OFFICE AT 400 SOMERSET STREET, NEW BRUNSWICK. THE STOCK INFORMATION CENTER PHONE NUMBER IS (732) 214-2092.


            THIS OFFERING EXPIRES AT 12:00 NOON ON DECEMBER 16, 2005.




This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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================================================================================


                             [LOGO] Maygar Bancorp



                                     YOU'RE
                                    INVITED!



You are cordially invited to a Community Meeting to learn more about the offering of Magyar Bancorp, Inc. common stock and the business focus of Magyar Bank. Senior executives of Magyar Bancorp, Inc. will present information and answer your questions.


                                DECEMBER 8, 2005
                                   7:00 P.M.
                          HYATT REGENCY NEW BRUNSWICK
                                  Regency Room
                                2 Albany Street
                            New Brunswick, NJ 08901


             FOR RESERVATIONS, CALL OUR STOCK INFORMATION CENTER AT
                  (732) 214-2092 FROM 10:00 A.M TO 4:00 P.M.,
                             MONDAY THROUGH FRIDAY.


This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.


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